EXHIBIT 10.1

Execution Version

Amendment No. 2 to Contribution Agreement

This Amendment No. 2 (the “Amendment”) to that certain Contribution Agreement between Summit Midstream Partners Holdings, LLC (“SMP Holdings”) and Summit Midstream Partners, LP (“Summit MLP”), dated February 25, 2016, as amended (the “Contribution Agreement”), is made and entered into as of November 7, 2019 (the “Effective Time”), by and between SMP Holdings and Summit MLP, who shall hereinafter be collectively referred to as the “Parties.”  Capitalized terms used and not defined herein shall have the meanings given to such terms in the Contribution Agreement.

Recitals

WHEREAS, on February 25, 2019, the Parties previously amended the Contribution Agreement to account for the sale of the Tioga Gathering System (as defined therein) and to fix the amount of the Remaining Consideration;

WHEREAS, the Parties desire to further amend the Contribution Agreement, to amend the payment terms thereof, to provide for a partial prepayment in the form of the November 2019 Prepayment (as defined below) and to further reduce the amount of the Remaining Consideration by an amount equal to $19,250,000;

WHEREAS, Section 10.6 of the Contribution Agreement provides that Summit MLP cannot execute any amendment, supplement or modification of the Contribution Agreement without the consent or approval of the Conflicts Committee;

WHEREAS, the Conflicts Committee of Summit MLP, by unanimous vote, has approved this Amendment;

NOW THEREFORE, in consideration of the premises and the mutual agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound hereby, the Parties do hereby agree as follows:

1.With effect from the Effective Time, the Contribution Agreement shall be amended by adding the following defined term to the list of defined terms included in Section 1.1 of the Contribution Agreement:

“November 2019 Prepayment” means a payment in the amount of $103,500,000, which consists of a combination of $51,750,003.45 in cash paid by wire transfer to the account specified by SMP Holdings, and the issuance of 10,714,285 Common Units to SMP Holdings, in each case on or before November 15, 2019.

2.With effect from the Effective Time, the defined term “Remaining Consideration” in the Contribution Agreement shall be amended and restated in its entirety to read as follows:

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“Remaining Consideration” means an amount equal to $180,750,000.00.

3.With effect from the Effective Time, Section 2.2 of the Contribution Agreement shall be amended and restated in its entirety to read as follows:

2.2Consideration.  As consideration for the contribution of the OpCo Interests, Summit MLP (a) has previously paid the Cash Consideration to SMP Holdings, which amount was adjusted  pursuant to Section 2.6 by the 2016 Consideration Adjustment Amount of -$569,175, (b) has previously paid the 2019 Prepayment to SMP Holdings, (c) shall, on or before November 15, 2019, deliver the November 2019 Prepayment to SMP Holdings, and (d) shall deliver (or cause to be delivered) to SMP Holdings the Remaining Consideration in one or more payments over the period from March 1, 2020 through January 15, 2022 in (i) cash in immediately available funds by wire transfer to an account specified by SMP Holdings, (ii) Common Units or (iii) a combination of cash and Common Units; provided that interest shall accrue at a rate of 8% per annum on any portion of the Remaining Consideration that remains unpaid after March 31, 2020, and such interest shall be paid in cash quarterly (in arrears) starting on June 30, 2020 (collectively, with such interest, the “Consideration”).  The form(s) of Remaining Consideration to be delivered by Summit MLP to SMP Holdings shall be determined by Summit MLP in its sole discretion; provided, however, that if Summit MLP chooses to make one or more payments, or any portion thereof, by delivering Common Units, such Common Units shall be valued at a per Common Unit price equal to the volume weighted daily average price of the Common Units for the ten trading days ending one trading day prior to the date of any such payment, as reported on the New York Stock Exchange (or any applicable successor exchange).

4.The Parties agree that each delivery by Summit MLP of Common Units pursuant to the Contribution Agreement shall trigger an adjustment to the Capital Accounts of the Partners (as such terms are defined in the Third Amended and Restated Agreement of Limited Partnership of Summit MLP, dated as of March 22, 2019 (the “Summit MLP LPA”)) pursuant to Section 5.5(d) of the Summit MLP LPA.

5.No Waiver; Effect of Amendment.  Except as expressly stated herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise modify the rights and remedies of the Parties to the Contribution Agreement, and except as expressly amended hereby, the Contribution Agreement is hereby confirmed and ratified and shall remain unchanged and in full force and effect.    From and after the Effective Time, each reference in the Contribution Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Contribution Agreement shall mean and be a reference to the Contribution Agreement as amended by this Amendment.

6.Counterparts.  This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by telefacsimile, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall be effective as delivery of an original executed counterpart of this Amendment.

7.CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.  THIS AMENDMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OR CHOICE OF LAW PROVISION THAT WOULD RESULT IN THE IMPOSITION OF ANOTHER JURISDICTION’S LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN ANY DISPUTE, CONTROVERSY, REMEDY OR CLAIM BETWEEN THE PARTIES ARISING OUT OF, RELATING TO, OR IN ANY WAY CONNECTED WITH THIS AMENDMENT, INCLUDING THE EXISTENCE, VALIDITY, PERFORMANCE, OR BREACH THEREOF. WITH RESPECT TO ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, BUT WITHOUT PREJUDICE TO THE TERMS OF PARAGRAPH 8 BELOW, EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

8.Dispute Resolution and Arbitration; Additional Miscellaneous Terms.  The provisions of Section 1.2, Section 7.9, Section 7.10 and Article X of the Contribution Agreement shall apply mutatis mutandis to this Amendment, and to the Contribution Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

Summit Midstream Partners	Summit Midstream Partners, LP

Holdings, LLC

By:  Summit Midstream GP, LLC

By:  /s/ Brock M. DegeyterBy:  /s/ Heath Deneke

Name:  Brock M. DegeyterName:  J. Heath Deneke

Title:  Executive Vice President, GeneralTitle:  President and Chief Executive Officer

Counsel and Chief Compliance Officer

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